GMAC NAMES MICHAEL A. CARPENTER CHIEF EXECUTIVE OFFICER;
WILL LEAD NEXT PHASE OF RENEWAL

NEW YORK, Nov. 16, 2009 – The Board of Directors of GMAC Financial Services (GMAC) today named Michael A. Carpenter, a board member with extensive financial services experience, chief executive officer. The board has tasked Carpenter with accelerating the strategic and operational changes necessary to focus GMAC on its core auto finance and related businesses.

Franklin W. Hobbs, GMAC chairman, said, “Mike Carpenter is a world-class CEO, and the board has great confidence that he is the right leader for GMAC at this pivotal moment.  GMAC will benefit from Mike's broad and deep experience in banking, capital markets, turnarounds and corporate strategy.  In addition, as a GMAC board member, he has first-hand knowledge of GMAC and the challenges and opportunities the company faces in its drive to return to sustained profitability and to repay taxpayers."

Carpenter succeeds Alvaro de Molina, who has resigned as CEO and a director.  Carpenter, 62,   has served on the GMAC board since May 2009.  His previous experience includes CEO positions at Citigroup’s Global Corporate & Investment Bank, Salomon Smith Barney, Travelers Life & Annuity and Kidder Peabody.  During his distinguished 35-year career, Carpenter has also held senior positions at GE Capital, General Electric and Boston Consulting Group.

“I am honored by the opportunity to lead GMAC at this critical juncture,” Carpenter said, pledging to work with a sense of urgency to make GMAC the premier provider of auto finance and related services for both dealers and consumers across the country.

Carpenter noted that the challenges facing GMAC are substantial, but he expressed confidence that the company and its leadership have the resolve, talent and vision to restore its fiscal health and build on its unique franchise.

“A renewed GMAC is crucial to business and public sector efforts to bolster the U.S. auto industry, and we have a special obligation to the public to do everything we can to ensure GMAC succeeds,” Carpenter said.  His mission, he noted, includes operating GMAC “at the rigorous standards required of a bank holding company, resolving the difficult issues we face with the mortgage business, and repaying in full the funds the U.S. government has invested in GMAC.”

The board of GMAC has requested that the U.S. Department of the Treasury postpone its decision on the planned follow-on investment of Troubled Asset Relief Program funds in GMAC until Carpenter and the management of GMAC have assessed the current situation and can advise the board and Treasury regarding the appropriate amount and form of such funding.

Carpenter has resigned from the board of CIT Group in order to devote his full attention to his new role at GMAC.

In appointing Carpenter to succeed de Molina, the GMAC board expressed its deep appreciation for de Molina's stewardship since April 2008, a period of unprecedented turmoil for the company and the financial services industry.

“Al helped steer GMAC through an extraordinarily challenging period.  He was instrumental in the conversion of GMAC into a bank holding company, the recruitment of talented managers into GMAC, and the establishment of Ally Bank.  On behalf of the entire board, I thank him for his contributions to GMAC and wish him well in his future endeavors,” Hobbs said.

"I came to GMAC thinking that it was a short-term assignment working through a liquidity crisis,” said de Molina. “That crisis lasted two years. With the help of government support and the incredible efforts of our team, we are now on stable footing, positioned for profitability in 2010 and beyond. It is a good time for me to move on to my next chapter. I wish the GMAC board and team great success."

Before founding Southgate Alternative Investments in 2007, Carpenter was chairman and CEO of Citigroup Alternative Investments from 2002 to 2006 and chairman and CEO of Citigroup’s Global Corporate & Investment Bank from 1998 to 2002.  He was named chairman and CEO of Salomon Smith Barney in 1998, shortly after the merger that created Citigroup.

Prior to Citigroup, Carpenter was chairman and CEO of Travelers Life & Annuity and vice chairman of Travelers Group Inc.  From 1989 to 1994 he was chairman of the board, president and CEO of Kidder Peabody Group Inc.  From 1986 to 1989, he was executive vice president of GE Capital and from 1983 to 1986 he was responsible for strategic planning and mergers and acquisitions for General Electric.

Carpenter received a Bachelor of Science degree from the University of Nottingham, England, and an M.B.A from the Harvard Business School, where he was a Baker Scholar.  He also holds an honorary degree of Doctor of Laws from the University of Nottingham.  He serves on the boards of US Retirement Partners and the New York City Investment Fund and has been a board member of the New York Stock Exchange, General Signal, Loews Cineplex and other private and public companies.

About GMAC Financial Services
GMAC is a bank holding company with 15 million customers worldwide. As a global, independent financial services institution, GMAC's diversified business operations include automotive finance, mortgage operations, insurance, commercial finance and online banking. As of Sept. 30, 2009, the company had approximately $178 billion in assets. Visit the GMAC media site at http://media.gmacfs.com for more information.

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Contact:
Gina Proia
646-781-2692
gina.proia@gmacfs.com